                                                                   Exhibit 10.56

                              SETTLEMENT AGREEMENT
                              --------------------


         This agreement (the "Agreement") is entered into, effective May 10, 2004, (the "Effective Date") between Meade Instruments Corp. ("Meade"), on the one hand, and Celestron Acquisition, LLC ("Celestron") and James Feltman ("Feltman"), on the other.

                                   BACKGROUND
                                   ----------

A. As used in this Agreement, the "Parties" are any and all of Meade, Celestron and Feltman.

B. Several lawsuits (collectively, the "Litigation") are presently pending between one or more of the Parties in the United States District Court for the Central District of California, including:

         1. Case No. SACV 01-976 GLT (MLGx)(the "976 Case"), in which Meade has sued Celestron International Inc. and Tasco Sales Inc., and Tasco Worldwide, alleging infringement of U.S. Patent No. 6,304,376 (the "'376 Patent"), false and misleading representations in violation of the Lanham Act, unfair competition, and unlawful business practices. Celestron has denied liability and asserted defenses including noninfringement and invalidity in this case and has counterclaimed alleging infringement by Meade of Celestron's U.S. Design Patent No. D438,221 (the "'221 Patent").

         2. Case No. SACV 02-544 GLT (MLGx)(the "544 Case"), in which Meade has sued Celestron International Inc. and Tasco Sales Inc., Tasco Worldwide, and James S. Feltman, alleging infringement of U.S. Patent No. 6,392,799 (the "'799 Patent"). Celestron has denied liability and asserted defenses including noninfringement and invalidity in this case and has counterclaimed alleging infringement by Meade of Celestron's U.S. Design Patent No. D454,899 (the "'899 Patent").

         3. Case No. SACV 02-558 GLT (MLGx)(the "558 Case"), in which Meade has sued Celestron International Inc. and Tasco Sales Inc., Tasco Worldwide, James S. Feltman, Rick Hedrick, Manishi Gupta, and James Barnaby, seeking correction of inventorship of U.S. Patent No. 6,369,942 (the "'942 Patent") and alleging false and misleading representations in violation of the Lanham Act, unfair competition, and unlawful, unfair, and fraudulent business practices. Celestron has denied liability and asserted various defenses in this case.

         4. Case No. SACV 02-1097 GLT (MLGx)(the "1097 Case"), in which Celestron Acquisition LLC has sued Meade, alleging infringement of U.S. Patent No. 6,467,738 (the "'738 Patent"). Meade has denied liability and asserted defenses including noninfringement, invalidity, and inequitable conduct in this case.

C. The assets of Celestron International Inc. and Tasco Sales Inc., and Tasco Worldwide have been sold by Feltman, as trustee, pursuant to assignments for benefit of creditors. Celestron has purchased some of the assets of Celestron

International Inc. Celestron International Inc., Tasco Sales Inc., and Tasco Worldwide have ceased operations and, consequently, have ceased participation in the 976, 544, and 558 Cases. Celestron has appeared in those cases as a defendant and counterclaimant.

D. As required by Court rules, the Parties have recently participated in a settlement procedure to explore the possibility of resolving the Litigation by an agreed compromise. On May 10, 2004, representatives of the Parties participated in a mediation conducted by Antonio Piazza, Esq., in San Francisco, California. At the conclusion of the mediation, the Parties, with the advice and assistance of Mr. Piazza, agreed upon a compromise to resolve the Litigation, which they memorialized in a handwritten agreement of that date (the "Handwritten Agreement"). A true and correct copy of the Handwritten Agreement is attached hereto as Exhibit "A." In the Handwritten Agreement, the Parties agreed to sign a more formal agreement. This Agreement is that more formal agreement.

E. As used in this Agreement, the "Subject Patents" are any and all of:

         1. The '376 Patent and '799 Patent and any and all patents Related to either of them (collectively, the "Meade Patents");

         2. The '221 Patent, '899 Patent, and '738 Patent and any and all patents Related to any of them (collectively, the "Celestron Patents"); and

         3. The '942 Patent and any and all patents Related to it (collectively, the "Corrected Patents").

F. As used in this Agreement, a patent is "Related" to another patent if: (1) the patent results from a continuation application, divisional application, or continuation in-part application or any other type of application, claiming priority from the other patent or its predecessor applications, or (2) the patent is a reissue, reexamination, or extension of the patent or of any patent resulting from any of the foregoing applications.

G. As used in this Agreement, an "Affiliate" of a given entity is any other entity that controls, is controlled by, or is under common control with, the given entity.

H. As used in this Agreement, "Computerized Telescope" means motorized telescopes, telescope mounts, and telescope systems (collectively, "Telescope") that internally or externally provide electronic data corresponding to a Telescope position, whether defined as alt-az coordinates, RA-Dec coordinates, a specific celestial object, or otherwise.

I. As used in this Agreement, a "License" means a non-exclusive license, for the full remaining term of any and all of the specified patents, to make, use, have made, sell, offer for sale, or import any and all products, methods or anything else covered by the specified patents. As used in this Agreement, a "License" extends not only to the Party specified as receiving such License, but also to the Party's customers, suppliers, vendors, employees, and agents for conduct in their capacities as such. All Licenses referred to in this Agreement are paid-up and royalty-free except insofar as this Agreement expressly provides for royalties.

J. As used in this Agreement, "Licensed Products" means any and all products that include or use, with an altitude-azimuth mount or a mount functioning, or capable of functioning, in an altitude-azimuth configuration, any level-and-point North alignment procedure, or similar type of alignment procedure using altitude and azimuth terrestrial reference positions (e.g., level-and-point South). Licensed Products include products that include "Easy Align" (i.e., the alignment method currently or formerly used in certain Meade products or any method that is based thereon) and "Auto-Align" (i.e., the alignment method currently or formerly used in certain Celestron products or any method that is based thereon), only if such Auto Align or Easy-Align alignment methods include or use a level-and-point North alignment procedure, or similar type of alignment procedure using altitude and azimuth terrestrial reference positions. The parties hereby acknowledge and agree that a polar oriented computerized German equatorial mount (as such mount is currently commonly known in the trade and as such term is used in Celestron's current print advertisements) shall not be considered a Licensed Product for purposes of this Agreement.

                              TERMS AND CONDITIONS
                              --------------------

         In consideration of the mutual covenants, representations, warranties and agreements and the conditions set forth in this Agreement, the Parties agree as follows:

1.       LICENSES
         --------

         1.1 Celestron shall pay Meade royalties (the "Royalties") as follows:

                  (a) Royalties shall be equal to the greater of $100 per unit or 8% of Celestron's net revenue from each unit , for each unit sold by Celestron of any Licensed Product after August 15, 2004. For purposes of this Section, "net revenue" shall mean gross sales less actual discounts, actual rebates, actual refunds and actual returns.

                  (b) Royalty payments shall be made quarterly within thirty
(30) days after the end of each calendar quarter and shall be accompanied by a declaration under penalty of perjury by a Celestron officer, certifying the amount of revenues as provided in this Paragraph 1.1 and the calculation and amount of resulting royalties.

                  (c) Royalties will continue on all Licensed Products until the expiration of the last Meade Patent.

                  (d) Royalties shall be due only for Licensed Products.

                  (e) Notwithstanding anything contained in this Agreement to the contrary, Celestron shall not pay any Royalties on the sale of any products, whether or not such products are Licensed Products, sold and shipped by Celestron to Costco Wholesale Corporation ("Costco") prior to or on November 30, 2004 to the extent Celestron does not sell in excess of 45,000 units of Licensed Products in the aggregate. Celestron shall pay Royalties on any sales of Licensed Products to Costco (i) in amounts in excess of 45,000 units in the aggregate, regardless of whether such sales occurred prior to or after November 30, 2004, or (ii) following November 30, 2004.

         1.2 Subject to and during Celestron's compliance with the terms and conditions of this Agreement, Meade grants Celestron a License under the Meade Patents and the Corrected Patents.

         1.3 Meade shall have the right at its cost upon reasonable notice and not to exceed once per year, to have an independent accounting firm inspect, copy and audit Celestron's books and records concerning royalties under this Agreement. Meade agrees that it shall use the results of any such audit solely for the purpose of enforcing its rights under this Agreement and for no other purpose, and shall otherwise ensure the confidentiality of any audit, the results of the audit and any copies, extracts or analyses made therefrom.

         1.4 Concurrent with the execution of this Agreement, Meade shall deliver to Celestron signed memoranda memorializing the License set forth in Paragraph 1.2 in a form suitable for recordation with the U.S. Patent and Trademark Office.

         1.5 The License set forth in Paragraph 1.2 shall not be assigned, sublicensed or transferred, except upon the sale of substantially all of Celestron's assets or the sale or merger of Celestron, without Meade's written consent.

         1.6 Celestron agrees that the Meade Patents are valid and enforceable and cover the Licensed Products, and Celestron agrees not to challenge the foregoing in any case or proceeding relating to any product whatsoever. The Parties shall issue a joint announcement that Celestron agrees to the validity of Meade's Patents and Meade agrees to the validity of Celestron's Patents.

         1.7 Celestron agrees to mark its Licensed Products with the numbers of the Meade Patents as soon as practical after receipt of written notice from Meade identifying such patents.

         1.8 Celestron grants Meade a License under the Celestron Patents. Concurrent with the execution of this Agreement, Celestron shall deliver to Meade signed memoranda memorializing such License in a form suitable for recordation with the U.S. Patent and Trademark Office.

2.       MUTUAL RELEASES AND COVENANT NOT TO SUE
         ---------------------------------------

         2.1 As used in this Section 2:

                  (a) "Claims" means any and all claims, demands, causes of action, suits, choses in action, controversies, actions, judgments, liens, indebtednesses, damages, losses, and liabilities of whatever kind and character, whether known or unknown, asserted or unasserted, whether or not stated in the Litigation, relating to or arising out of any matter whatsoever before the Effective Date, from the beginning of the world. "Claims" does not include any rights created or obligations imposed by this Agreement. "Claims" also does not include any claims, demands, causes of action, suits, choses in action, controversies, actions, judgments, liens, indebtednesses, damages, losses, or liabilities to the extent they are based on events arising after the Effective Date.

                  (b) "Release" means to forever completely discharge, release, waive, set over, and relinquish the Claims.

                  (c) "Releasee" means a Party (and "Releasees" means Parties) against whom a Party or Parties Release claims. A Releasee includes not only the entity, but also the entity's directors, officers, shareholders, owners, partners, managers, members, parents, subsidiaries, predecessors, successors, executors, administrators, assigns, agents, employees, attorneys and representatives.

                  (d) "Releasor" means a Party (and "Releasors" means Parties) who Release(s) claims against another Party or Parties. A Releasor includes not only the entity, but also the entity's directors, officers, shareholders, owners, partners, managers, members, parents, subsidiaries, predecessors, successors, executors, administrators, assigns, agents, employees, attorneys and representatives. Where two or more Releasors are identified in connection with a particular Release, the Release shall extend to and include Claims which are joint, several, or joint and several as concerns the Releasors.

         2.2 Meade, as Releasor, agrees to and does hereby Release the Claims against Celestron, James Feltman, Alan Hale, Joseph Lupica, Rick Hedrick, Manishi Gupta and James Barnaby and their customers, suppliers and vendors in their capacity as such.

         2.3 Celestron and James Feltman, as Releasors, agree to and do hereby Release the Claims against Meade and its customers, suppliers and vendors in their capacity as such.

         2.4 It is the intention of each Releasor in executing this Agreement that the same shall be effective as a bar to each and every Claim and in furtherance of this intention, each Releasor does hereby expressly waive and relinquish the provisions, rights and benefits of Section 1542 of the California Civil Code. Each Releasor warrants that it is familiar with and has been advised of the provisions of California Civil Code Section 1542, which provides as follows:

                  "A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor."

         2.5 Concurrent with the execution of this Agreement, Celestron shall deliver to Meade releases signed by Alan Hale, Joseph Lupica, Rick Hedrick, Manishi Gupta and James Barnaby, in the form attached as Exhibit "B" to this Agreement, in which Alan Hale, Joseph Lupica, Rick Hedrick, Manishi Gupta and James Barnaby, as Releasors, Release the Claims against Meade and its customers, suppliers and vendors in their capacity as such.

         2.6 Meade agrees not to assert any existing or future patents against any existing Celestron non-Computerized Telescope that is available on the market as of the date hereof. Celestron agrees not to assert any existing or future patents against any existing Meade non-Computerized Telescope that is available on the market as of the date hereof.

3.       '942 PATENT
         -----------

         3.1 Celestron hereby represents and warrants to Meade that Celestron owns all right, title and interest in the `942 Patent and that it has succeeded to all rights formerly held by the inventors of the `942 Patent. Celestron hereby stipulates to correction of inventorship of the '942 Patent as sought by Meade in the 558 Case and, concurrent with the execution of this Agreement, delivers to Meade a signed stipulation, in the form attached as Exhibit "C" to this Agreement, for entry of judgment accordingly, with each party to bear its own attorneys' fees and costs from the 558 Case.

         3.2 Celestron shall assign and transfer the '942 Patent to Meade. Concurrent with the execution of this Agreement, Celestron delivers to Meade an executed assignment suitable for recordation with the U.S. Patent and Trademark Office in the form attached as Exhibit "D" to this Agreement.

4. DISMISSAL OF LITIGATION The Parties shall promptly sign and file with the Court stipulations in the form attached as Exhibit "E" to this Agreement, providing for the dismissal with prejudice of the 976, 554, and 1097 Cases, as well as the appeal to the U.S. Court of Appeals for the Federal Circuit of the 976 Case, with each party to bear its own attorneys' fees and costs from the cases, and requesting that Judge Gary Taylor of the United States District Court for the Central District of California, Southern Division, Santa Ana, retain jurisdiction to enforce and interpret the Settlement and this Agreement. In the event Judge Taylor is no longer a sitting active federal judge, then another federal judge sitting in the United States District Court for the Central District of California, Southern Division, Santa Ana, shall enforce and interpret the Settlement and this Agreement. The dismissals shall be effective regardless of whether the Court retains such jurisdiction. Celestron and Feltman, severally and not jointly, represent and warrant that they have full authority to settle and dismiss all counterclaims and defenses asserted by Celestron International Inc., Tasco Sales Inc., and Tasco Worldwide in the Litigation.

5. JOINT ANNOUNCEMENT The Parties will issue a mutually acceptable joint public announcement that the Parties have settled the Litigation, that Celestron agrees to the validity of the Meade Patents, and that Meade agrees to the validity of the Celestron Patents.

6. BINDING This Agreement is binding on any and all Affiliates, successors, and assigns of the respective Parties.

7. NOTICES Any notice required or permitted to be given hereunder shall be given by overnight mail and e-mail, unless required to be given in some different fashion by the terms of this Agreement. Notice shall be deemed to have been given upon actual receipt of the notice. Notice shall be given as follows:

IF TO MEADE:                               IF TO CELESTRON:

Meade Instruments Corp.                    Celestron Acquisition, LLC
6001 Oak Canyon                            2835 Columbia Street
Irvine, CA 92618                           Torrance, California 90503
Attention: General Counsel                 Attention: President
mark.peterson@meade.com                    jlupica@celestron.com
with a copy to:                            with a copy to:

Attention: William J. O'Brien              Jeffer, Mangels, Butler & Marmaro LLP
O'Melveny & Myers LLP                      1900 Avenue of the Stars, 7th Floor
400 South Hope Street                      Los Angeles, California  90067
Los Angeles, California 90071              Attention:  Robert E. Braun, Esq.
wobrien@omm.com                            rbraun@jmbm.com


and


Turner Green Afrasiabi & Arledge LLP
535 Anton Boulevard, Suite 850
Costa Mesa, California  92626
Attention: Peter R. Afrasiabi
pafrasiabi@turnergreen.com


8. OWNERSHIP OF RIGHTS Each Party represents and warrants that it owns all rights to all patents, technology, or other matters that it has agreed herein to license.

9. NO ASSIGNMENT OF CLAIMS The Parties covenant that none of them has assigned or caused to be transferred to any person or entity not a Party to this Agreement any of the Claims or rights released by such Party in this Agreement.

10. ENTIRE AGREEMENT This Agreement expresses the Handwritten Agreement and the Parties' entire understanding regarding its subject matter - including the Settlement, the Litigation, and the Subject Patents, and supersedes in their entirety any and all written or oral agreements previously existing between or among the Parties with respect to the subject matter of this Agreement, including, without limitation, the Handwritten Agreement. This Agreement is final and may not be amended, modified or changed, and no waiver of any provision of this Agreement shall be effective, except by an instrument in writing signed by the Party(ies) against whom the amendment, modification, change or waiver is sought to be enforced.

11. ASSUMPTION OF RISK Except as for the representations expressly stated in this Agreement:

                  (a) In entering into this Agreement, each Party assumes the risk of any misrepresentation, concealment or mistake;

                  (b) If any Party should later discover that any fact relied upon by it in entering into this Agreement was untrue or that any fact was concealed from it, or that its understanding of the facts or the law was incorrect, the Party shall not be entitled to set aside or rescind this Agreement, or to any other relief; and

                  (c) This Agreement is intended to be and is final and binding upon each Party regardless of any claims of misrepresentation, contract made without the intention to perform it, concealment of fact, mistake of fact or law or any other circumstance whatsoever.

12. CONSULTATION WITH COUNSEL The Parties each acknowledge that they have had the opportunity to consult with legal counsel of their choice prior to execution of this Agreement, have in fact done so, and have been specifically advised by counsel of the consequences of this Agreement and their respective rights and obligations hereunder.

13. CONSTRUCTION The Parties further acknowledge that the terms of this Agreement are the result of negotiations between them, and that this Agreement shall not be construed in favor of, or against, any party by reason of the extent to which a Party or its counsel participated in its drafting, or by reason of the extent to which this Agreement may be inconsistent with prior drafts thereof.

14. COUNTERPARTS This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument representing the agreement of the Parties to this Agreement.

15. AUTHORITY Each person signing this Agreement in a representative capacity expressly represents that the signatory has the subject Party's authority to so sign and that the subject Party will be bound by the signatory's execution of this Agreement. Each Party expressly represents that such Party does not require any third party's consent to enter into this Agreement, including, without limitation, the consent of any spouse, insurer, assignee, licensee, secured lender, or regulatory agency.

16. HEADINGS AND CAPTIONS Headings and captions used in this Agreement are for ease of reference only, and do not constitute part of this Agreement, nor shall they be used as an aid in the construction hereof.




Dated: July 1, 2004                        Meade Instruments Corp.


                                           By: /S/ STEVEN G. MURDOCK
                                              -------------------------------
                                           Name: Steven G. Murdock
                                           Its:  President, CEO and Secretary



Dated: July 1, 2004                        Celestron Acquisition, LLC


                                           By: /S/ JOSEPH LUPICA
                                              -------------------------------
                                           Name: Joseph Lupica
                                           Its: President


Dated: July __, 2004                           /S/ JAMES S. FELTMAN
                                              -------------------------------
                                               James S. Feltman

                                LIST OF EXHIBITS
                                ----------------



EXHIBIT A         Handwritten Agreement

EXHIBIT "B"       Additional Releases

EXHIBIT "C"       Stipulation

EXHIBIT "D"       Form of Assignment

EXHIBIT "E"       Form of Stipulations